                                                                    EXHIBIT 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
China GrenTech Corporation Limited:


We consent to the use of our report dated February 22, 2006, with respect to the consolidated balance sheets of China GrenTech Corporation Limited and subsidiaries as of December 31, 2003, 2004 and 2005, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2005, included herein and to the reference to our firm under the heading "Experts" in the prospectus.


/s/KPMG
Hong Kong, China

March 29, 2006